CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated March 13, 2019, with respect to the consolidated balance sheets of Old Line Bancshares, Inc. and Subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

Atlanta, Georgia

December 6, 2019